Exhibit 99.1

Contact: Investor Relations (408) 523-2161
INTUITIVE ANNOUNCES FOURTH QUARTER EARNINGS
SUNNYVALE, CALIF. January 20, 2022 – Intuitive (the “Company”) (Nasdaq: ISRG), a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery, today announced financial results for the quarter ended December 31, 2021. Reported revenue and procedure results are consistent with the Company’s press release issued on January 12, 2022.
Q4 Highlights
•Worldwide da Vinci procedures increased approximately 19% compared with the fourth quarter of 2020, driven primarily by growth in U.S. general surgery procedures and growth in OUS markets. The fourth quarter of 2020 reflected significant disruption caused by the COVID-19 pandemic, and the fourth quarter of 2021 reflected a COVID-19 resurgence later in the quarter, which also impacted our procedures. The compound annual growth rate between the fourth quarter of 2019 and the fourth quarter of 2021 was approximately 13%.
•The Company shipped 385 da Vinci Surgical Systems, an increase of 18% compared with 326 in the fourth quarter of 2020.
•The Company grew its da Vinci Surgical System installed base to 6,730 systems as of December 31, 2021, an increase of 12% compared with 5,989 as of the end of the fourth quarter of 2020.
•Fourth quarter 2021 revenue of $1.55 billion increased 17% compared with $1.33 billion in the fourth quarter of 2020. The compound annual growth rate between the fourth quarter of 2019 and the fourth quarter of 2021 was approximately 10%.
•Fourth quarter 2021 GAAP net income attributable to Intuitive was $381 million, or $1.04 per diluted share, compared with $365 million, or $1.01 per diluted share, in the fourth quarter of 2020.
•Fourth quarter 2021 non-GAAP* net income attributable to Intuitive was $477 million, or $1.30 per diluted share, compared with $434 million, or $1.19 per diluted share, in the fourth quarter of 2020.
Q4 Financial Summary
Gross profit, income from operations, net income attributable to Intuitive Surgical, Inc., net income per diluted share attributable to Intuitive Surgical, Inc., and diluted shares are reported on a GAAP and non-GAAP* basis. The non-GAAP* measures are described below and are reconciled to the corresponding GAAP measures at the end of this release.
Fourth quarter 2021 revenue was $1.55 billion, an increase of 17% compared with $1.33 billion in the fourth quarter of 2020. Higher fourth quarter revenue was driven by growth in da Vinci procedure volume and system placements. The compound annual growth rate between the fourth quarter of 2019 and the fourth quarter of 2021 was 10%.
Fourth quarter 2021 instruments and accessories revenue increased by 13% to $843 million, compared with $747 million in the fourth quarter of 2020, primarily driven by approximately 19% growth in da Vinci procedure volume, partially offset by stocking orders in the prior year associated with the Company’s launch of Extended Use Instruments. The compound annual growth rate between the fourth quarter of 2019 and the fourth quarter of 2021 was 12%.
Fourth quarter 2021 systems revenue increased by 28% to $470 million, compared with $367 million in the fourth quarter of 2020. The Company shipped 385 da Vinci Surgical Systems in the fourth quarter of 2021, compared with 326 systems in the fourth quarter of 2020. The fourth quarter 2021 system shipments included 143 systems shipped under operating lease and usage-based arrangements, compared with 120 systems in the fourth quarter of 2020. The compound annual growth rate between the fourth quarter of 2019 and the fourth quarter of 2021 was 6%.
Fourth quarter 2021 GAAP income from operations increased to $450 million, compared with $416 million in the fourth quarter of 2020. Fourth quarter 2021 GAAP income from operations included share-based compensation expense of $120 million, compared with $104 million in the fourth quarter of 2020. Fourth quarter 2021 non-GAAP* income from operations increased to $588 million, compared with $535 million in the fourth quarter of 2020. A contribution to the Intuitive Foundation reduced fourth quarter 2021 GAAP and non-GAAP* income from operations by $30 million.

Fourth quarter 2021 GAAP net income attributable to Intuitive Surgical, Inc. was $381 million, or $1.04 per diluted share, compared with $365 million, or $1.01 per diluted share, in the fourth quarter of 2020. Fourth quarter 2021 GAAP net income attributable to Intuitive Surgical, Inc. included excess tax benefits of $27 million, or $0.07 per share, compared with $21 million, or $0.06 per share, in the fourth quarter of 2020.
Fourth quarter 2021 non-GAAP* net income attributable to Intuitive Surgical, Inc. was $477 million, or $1.30 per diluted share, compared with $434 million, or $1.19 per diluted share, in the fourth quarter of 2020.
The Company ended the fourth quarter of 2021 with $8.6 billion in cash, cash equivalents, and investments, an increase of $400 million during the quarter, primarily driven by cash generated from operations.
Impact of COVID-19 Pandemic
During 2020, da Vinci procedure volumes and system placements were significantly impacted by the COVID-19 pandemic, as healthcare systems around the world diverted resources to respond to COVID-19. During 2021, COVID-19 resurgences continued to impact da Vinci procedure volumes. The impact of the COVID-19 pandemic on the Company’s business has, and continues to, differ by geography and region. COVID-19 has had, and will likely continue to have, an adverse impact on the Company’s procedure volumes.
Additional supplemental financial and procedure information has been posted to the Investor Relations section of the Intuitive website at https://isrg.gcs-web.com/.
Webcast and Conference Call Information
Intuitive will hold a teleconference at 1:30 p.m. PST today to discuss the fourth quarter 2021 financial results. The call will be webcast by Nasdaq OMX and can be accessed on Intuitive’s website at www.intuitive.com or by dialing (877) 692-8955 using the access code 5830756.
About Intuitive
Intuitive (Nasdaq: ISRG), headquartered in Sunnyvale, California, is a global technology leader in minimally invasive care and the pioneer of robotic-assisted surgery. As part of our mission, we believe that minimally invasive care is life-enhancing care. Through ingenuity and intelligent technology, we expand the potential of physicians to heal without constraints.
Intuitive brings more than two decades of leadership in robotic-assisted surgical technology and solutions to its offerings and develops, manufactures, and markets the da Vinci Surgical System and the Ion endoluminal system.
Product and brand names/logos are trademarks or registered trademarks of Intuitive Surgical or their respective owner. See www.intuitive.com/trademarks.
For more information, please visit the Company’s website at www.intuitive.com.
About the da Vinci Surgical System
There are several models of the da Vinci Surgical System. The da Vinci surgical systems are designed to help surgeons perform minimally invasive surgery. Da Vinci systems offer surgeons high-definition 3D vision, a magnified view, and robotic and computer assistance. They use specialized instrumentation, including a miniaturized surgical camera and wristed instruments (i.e., scissors, scalpels, and forceps) that are designed to help with precise dissection and reconstruction deep inside the body.
About the Ion Endoluminal System
Ion is Intuitive’s robotic-assisted platform for minimally invasive biopsy in the lung. The system features an ultra-thin, ultra-maneuverable catheter that allows navigation far into the peripheral lung and provides the unprecedented stability necessary for precision in biopsy. Visit www.intuitive.com/en-us/products-and-services/ion.
Important Safety Information
For important safety information, indications for use, risks, full cautions, and warnings, please refer to www.intuitive.com/safety.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of the our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements include, but are not limited to, statements related to the expected impacts of the COVID-19 pandemic on our business, financial condition, and results of operations, the potential impact on our procedure volume, our expected business, procedures, and procedure adoption, future results of operations, future financial position, our ability to increase our revenues, the anticipated mix of our revenues between product and service revenues, our financing plans and future capital requirements, anticipated costs of revenue, anticipated expenses, our potential tax assets or liabilities, our investments, anticipated cash flows, our ability to finance operations from cash flows and similar matters, and statements based on current expectations, estimates, forecasts, and projections about the economies and markets in which we operate and our beliefs and assumptions regarding those economies and markets. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: the risk that the COVID-19 pandemic could lead to further material delays and cancellations of, or reduced demand for, procedures; curtailed or delayed capital spending by hospitals; disruption to our supply chain, including increased difficulties in obtaining a sufficient amount of materials in the semiconductor and other markets; closures of our facilities; delays in surgeon training; delays in gathering clinical evidence; delays in obtaining new product approvals or clearances from the U.S. Food and Drug Administration (“FDA”) due to the effects of the COVID-19 pandemic; the evaluation of the risks of robotic-assisted surgery in the presence of infectious diseases; diversion of management and other resources to respond to the COVID-19 outbreaks; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 pandemic continues to disrupt local economies and causes economies in our key markets to enter prolonged recessions; the risk of our inability to comply with complex FDA and other regulations, which may result in significant enforcement actions; healthcare reform legislation in the U.S. and its impact on hospital spending, reimbursement and fees levied on certain medical device revenues; changes in hospital admissions and actions by payers to limit or manage surgical procedures; the timing and success of product development and market acceptance of developed products; the results of any collaborations, in-licensing arrangements, joint ventures, strategic alliances, or partnerships, including our joint venture with Shanghai Fosun Pharmaceutical (Group) Co., Ltd.; our completion of and ability to successfully integrate acquisitions, including Orpheus Medical; procedures counts; regulatory approvals, clearances, and restrictions or any dispute that may occur with any regulatory body; guidelines and recommendations in the healthcare and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets in which we operate; risks associated with our operations outside of the U.S.; unanticipated manufacturing disruptions or the inability to meet demand for products; our reliance on sole and single source suppliers; the results of legal proceedings to which we are or may become a party; product liability and other litigation claims; adverse publicity regarding us and the safety of our products and adequacy of training; our ability to expand into foreign markets; the impact of changes to tax legislation, guidance, and interpretations; changes in tariffs, trade barriers, and regulatory requirements; and other risk factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on current expectations and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those risk factors identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as updated by the Company’s other filings with the Securities and Exchange Commission. Statements using words such as “estimates,” “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “may,” “will,” “could,” “should,” “would,” “targeted,” and similar words and expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update or release any revisions to these forward-looking statements, except as required by law.

*About Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company uses the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., non-GAAP net income per diluted share attributable to Intuitive Surgical, Inc. (“EPS”), and non-GAAP diluted shares outstanding. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The Company uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance by excluding items such as intangible asset charges, share-based compensation (“SBC”) and long-term incentive plan expenses, and other special items. Intangible asset charges consist of non-cash charges, such as the amortization of intangible assets as well as in-process R&D charges. Long-term incentive plan expense relates to phantom share awards granted in China by the Company’s joint venture, Shanghai Fosun Pharmaceutical (Group) Co., Ltd., to its employees that vest over four years and can remain outstanding for seven to ten years. These awards were modified in the fourth quarter of 2021 and are now valued based on certain key performance metrics. Accordingly, they are subject to significant volatility based on the performance of these metrics and are not tied to performance of the Company’s business within the period. The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to its historical performance. The Company believes these non-GAAP financial measures are useful to investors, because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and (2) they are used by institutional investors and the analyst community to help them analyze the performance of the Company’s business.
Non-GAAP gross profit. The Company defines non-GAAP gross profit as gross profit, excluding intangible asset charges and SBC and long-term incentive plan expenses.
Non-GAAP income from operations. The Company defines non-GAAP income from operations as income from operations, excluding intangible asset charges, certain acquisition-related items for the re-measurement of contingent consideration, SBC and long-term incentive plan expenses, and litigation charges and recoveries.
Non-GAAP net income attributable to Intuitive Surgical, Inc. and EPS. The Company defines non-GAAP net income as net income attributable to Intuitive Surgical, Inc., excluding intangible asset charges, non-cash impairment charges and recoveries, certain acquisition-related items for the re-measurement of contingent consideration, SBC and long-term incentive plan expenses, litigation charges and recoveries, gains (losses) on strategic investments, adjustments attributable to noncontrolling interest in joint venture, net of the related tax effects, and tax adjustments, including the excess tax benefits or deficiencies associated with SBC arrangements, a one-time tax benefit from re-measurement of certain deferred tax assets, and the net tax effects related to intra-entity transfers of non-inventory assets. The Company excludes a one-time tax benefit from re-measurement of certain deferred tax assets, because it is discrete in nature, and excludes the excess tax benefits or deficiencies associated with SBC arrangements as well as the tax effects associated with non-cash amortization of deferred tax assets related to intra-entity non-inventory transfers, because the Company does not believe these items correlate with the on-going results of its core operations. The tax effects of the non-GAAP items are determined by applying a calculated non-GAAP effective tax rate, which is commonly referred to as the with-and-without method. Without excluding these tax effects, investors would only see the gross effect that these non-GAAP adjustments had on the Company’s operating results. The Company’s calculated non-GAAP effective tax rate is generally higher than its GAAP effective tax rate. The Company defines non-GAAP EPS as non-GAAP net income attributable to Intuitive Surgical, Inc. divided by non-GAAP diluted shares, which are calculated as GAAP weighted-average outstanding shares plus dilutive potential shares outstanding during the period.
There are a number of limitations related to the use of non-GAAP measures versus measures calculated in accordance with GAAP. Non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income attributable to Intuitive Surgical, Inc., and non-GAAP EPS exclude items such as intangible asset charges, re-measurement of contingent consideration, SBC and long-term incentive plan expenses, excess tax benefits or deficiencies associated with SBC arrangements, and non-cash amortization of deferred tax assets related to intra-entity transfer of non-inventory assets, which are primarily recurring items. SBC expense has been, and will continue to be for the foreseeable future, a significant recurring expense in the Company’s business. In addition, the components of the costs that the Company excludes in its calculation of non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS may differ from the components that its peer companies exclude when they report their results of operations. Management addresses these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS and evaluating non-GAAP net income attributable to Intuitive Surgical, Inc. and non-GAAP EPS together with net income attributable to Intuitive Surgical, Inc. and net income per share attributable to Intuitive Surgical, Inc. calculated in accordance with GAAP.

INTUITIVE SURGICAL, INC.
UNAUDITED QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended
	December 31, 2021	September 30, 2021	December 31, 2020
Revenue:
Instruments and accessories	$842.8	$755.4	$746.9
Systems	469.9	415.2	366.8
Services (1)	238.0	232.7	215.4
Total revenue	1,550.7	1,403.3	1,329.1
Cost of revenue:
Product	414.9	355.8	362.1
Service	75.0	76.1	71.2
Total cost of revenue	489.9	431.9	433.3
Gross profit	1,060.8	971.4	895.8
Operating expenses:
Selling, general and administrative (2)	427.0	363.3	330.2
Research and development	183.4	165.5	149.8
Total operating expenses	610.4	528.8	480.0
Income from operations (3)	450.4	442.6	415.8
Interest and other income, net (4)	3.8	18.5	20.7
Income before taxes	454.2	461.1	436.5
Income tax expense (5)	71.5	73.9	72.9
Net income	382.7	387.2	363.6
Less: net income (loss) attributable to noncontrolling interest in joint venture	2.1	6.7	(1.6)
Net income attributable to Intuitive Surgical, Inc.	$380.6	$380.5	$365.2
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$1.06	$1.07	$1.04
Diluted (6)	$1.04	$1.04	$1.01
Weighted-average shares outstanding:
Basic	357.5	356.8	352.8
Diluted	367.4	366.8	363.3

(1) Services revenue includes the effect of the following item:
Customer relief program	$—	$—	$1.7
(2) Selling, general and administrative includes the effect of the following item:
Contributions to the Intuitive Foundation	$(30.0)	$—	$(25.0)
(3) Income from operations includes the effect of the following item:
Intangible asset charges	$(11.6)	$(6.5)	$(12.0)
(4) Interest and other income, net includes the effect of the following item:
Gains (losses) on strategic investments	$(7.5)	$7.7	$4.7
(5) Income tax expense includes the effect of the following items:
Excess tax benefits related to share-based compensation arrangements	$(26.9)	$(41.9)	$(21.3)
(6) Diluted net income per share includes the effect of the following items:
Customer relief program, net of tax	$—	$—	$—
Contributions to the Intuitive Foundation, net of tax	$(0.06)	$—	$(0.05)
Intangible asset charges, net of tax	$(0.03)	$(0.01)	$(0.03)
Gains (losses) on strategic investments, net of tax	$(0.02)	$0.02	$0.01
Excess tax benefits related to share-based compensation arrangements	$0.07	$0.12	$0.06

INTUITIVE SURGICAL, INC.
UNAUDITED TWELVE MONTHS ENDED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Twelve months ended
	December 31,
	2021	2020
Revenue:
Instruments and accessories	$3,100.5	$2,455.7
Systems	1,693.4	1,178.9
Services (1)	916.2	723.8
Total revenue	5,710.1	4,358.4
Cost of revenue:
Product	1,464.1	1,230.3
Service	287.5	266.9
Total cost of revenue	1,751.6	1,497.2
Gross profit	3,958.5	2,861.2
Operating expenses:
Selling, general and administrative (2)	1,466.5	1,216.3
Research and development	671.0	595.1
Total operating expenses	2,137.5	1,811.4
Income from operations (3)	1,821.0	1,049.8
Interest and other income, net (4)	69.3	157.2
Income before taxes	1,890.3	1,207.0
Income tax expense (5)	162.2	140.2
Net income	1,728.1	1,066.8
Less: net income attributable to noncontrolling interest in joint venture	23.5	6.2
Net income attributable to Intuitive Surgical, Inc.	$1,704.6	$1,060.6
Net income per share attributable to Intuitive Surgical, Inc.:
Basic	$4.79	$3.02
Diluted (6)	$4.66	$2.94
Weighted-average shares outstanding:
Basic	356.1	351.1
Diluted	365.8	361.0

(1) Services revenue includes the effect of the following item:
Customer relief program	$—	$(80.0)
(2) Selling, general and administrative includes the effect of the following items:
Contributions to the Intuitive Foundation	$(30.0)	$(25.0)
(3) Income from operations includes the effect of the following item:
Intangible asset charges	$(37.0)	$(59.3)
(4) Interest and other income, net includes the effect of the following item:
Gains on strategic investments	$14.7	$66.4
(5) Income tax expense includes the effect of the following items:
Excess tax benefits related to share-based compensation arrangements	$(185.8)	$(166.2)
One-time tax benefit from re-measurement of certain deferred tax assets	$(66.4)	$—
Discrete tax expense arising from the conclusion of a tax matter	$11.1	$36.8
(6) Diluted net income per share includes the effect of the following items:
Customer relief program, net of tax	$—	$(0.17)
Contributions to the Intuitive Foundation, net of tax	$(0.06)	$(0.05)
Intangible asset charges, net of tax	$(0.08)	$(0.14)
Gains on strategic investments, net of tax	$0.03	$0.14
Excess tax benefits related to share-based compensation arrangements	$0.51	$0.46
One-time tax benefit from re-measurement of certain deferred tax assets	$0.18	$—
Discrete tax expense arising from the conclusion of a tax matter	$(0.03)	$(0.10)

INTUITIVE SURGICAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

	December 31, 2021	December 31, 2020
Cash, cash equivalents, and investments	$8,619.5	$6,869.1
Accounts receivable, net	782.7	645.5
Inventory	587.1	601.5
Property, plant, and equipment, net	1,876.4	1,577.3
Goodwill	343.6	336.7
Deferred tax assets	441.4	367.7
Other assets	904.3	771.1
Total assets	$13,555.0	$11,168.9

Accounts payable and other accrued liabilities	$1,189.5	$1,027.4
Deferred revenue	414.0	382.4
Total liabilities	1,603.5	1,409.8
Stockholders’ equity	11,951.5	9,759.1
Total liabilities and stockholders’ equity	$13,555.0	$11,168.9

INTUITIVE SURGICAL, INC.
UNAUDITED RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES
(IN MILLIONS, EXCEPT PER SHARE DATA)

	Three months ended			Twelve months ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
GAAP gross profit	$1,060.8	$971.4	$895.8	$3,958.5	$2,861.2
Share-based compensation expense	22.4	24.5	21.5	88.9	81.3
Long-term incentive plan expense	0.7	—	—	0.7	—
Intangible asset charges	3.9	4.0	9.5	17.4	38.9
Non-GAAP gross profit	$1,087.8	$999.9	$926.8	$4,065.5	$2,981.4

GAAP income from operations	$450.4	$442.6	$415.8	$1,821.0	$1,049.8
Share-based compensation expense	117.8	121.1	103.2	451.5	395.5
Long-term incentive plan expense	8.1	—	—	8.1	—
Intangible asset charges	11.6	6.3	12.0	35.4	59.3
Litigation recoveries	—	—	—	(0.9)	(1.2)
Acquisition-related items	—	—	3.6	—	11.2
Non-GAAP income from operations	$587.9	$570.0	$534.6	$2,315.1	$1,514.6

GAAP net income attributable to Intuitive Surgical, Inc.	$380.6	$380.5	$365.2	$1,704.6	$1,060.6
Share-based compensation expense	117.8	121.1	103.2	451.5	395.5
Long-term incentive plan expense	8.1	—	—	8.1	—
Intangible asset charges	11.6	6.3	12.0	35.4	59.3
Litigation recoveries	—	—	—	(0.9)	(1.2)
Acquisition-related items	—	—	2.9	—	10.5
(Gains) losses on strategic investments	7.3	(7.6)	(4.7)	(14.6)	(66.4)
Tax adjustments (1)	(45.5)	(65.1)	(40.8)	(363.9)	(220.9)
Adjustments attributable to noncontrolling interest in joint venture	(3.4)	(0.5)	(4.0)	(4.7)	(14.7)
Non-GAAP net income attributable to Intuitive Surgical, Inc.	$476.5	$434.7	$433.8	$1,815.5	$1,222.7

GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$1.04	$1.04	$1.01	$4.66	$2.94
Share-based compensation expense	0.32	0.33	0.28	1.23	1.10
Long-term incentive plan expense	0.02	—	—	0.02	—
Intangible asset charges	0.03	0.02	0.03	0.10	0.16
Litigation recoveries	—	—	—	—	—
Acquisition-related items	—	—	0.01	—	0.03
(Gains) losses on strategic investments	0.02	(0.02)	(0.01)	(0.04)	(0.18)
Tax adjustments (1)	(0.12)	(0.18)	(0.12)	(1.00)	(0.61)
Adjustments attributable to noncontrolling interest in joint venture	(0.01)	—	(0.01)	(0.01)	(0.04)
Non-GAAP net income per share attributable to Intuitive Surgical, Inc. - diluted	$1.30	$1.19	$1.19	$4.96	$3.40

(1) For the three months ended December 31, 2021, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(26.9) million, or $(0.07) per diluted share; (b) tax impact related to intra-entity transfers of non-inventory assets of $7.0 million, or $0.02 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(25.6) million, or $(0.07) per diluted share.

For the twelve months ended December 31, 2021, tax adjustments included: (a) excess tax benefits associated with share-based compensation arrangements of $(185.8) million, or $(0.51) per diluted share; (b) tax impact related to intra-entity transfers of non-inventory assets of $27.9 million, or $0.07 per diluted share; and (c) other tax adjustments effects determined by applying a calculated non-GAAP effective tax rate of $(206.0) million, or $(0.56) per diluted share.